EXHIBIT 99.1

Vitran Reports 2012 Second Quarter Results

REMINDER:
Vitran management will conduct a conference call and webcast today: July 19, at 10:00 a.m. ET, to discuss the Company's 2012 second quarter results
Conference call dial-in: 1-888-396-8063 or 416-764-8652 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, July 19, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the second quarter of 2012 and the six-month period ended June 30, 2012 (all figures reported in $U.S.).

Vitran reported a 2.0% increase in revenue to $213.1 million for the quarter ended June 30, 2012 compared to $208.9 million for second quarter of 2011. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 3.3% in the comparable second quarters. Vitran recorded a net loss of $4.2 million, or $0.25 per share, for the second quarter of 2012 compared to a net loss of $2.3 million, or $0.14 per share, for the same period in 2011. On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the Company recorded an adjusted net loss of $0.14 per share for the second quarter of 2012 compared to an adjusted loss of $0.03 per share for the second quarter of 2011. In accordance with FASB ASC 740-10, Vitran temporarily discontinued recording an income tax provision for its U.S. operations

Vitran reported a 6.7% increase in revenue to $420.8 million for the six months ended June 30, 2012 compared to $394.3 million for the same period in 2011. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 7.7% in the comparable six-month periods. Vitran recorded a net loss of $10.0 million, or $0.61 per share, for the six-month period ended June 30, 2012 compared to a net loss of $2.5 million, or $0.15 per share, in the comparable six-month period. On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the Company recorded an adjusted net loss of $0.36 per share for the six-month period ended June 30, 2012, compared to a net loss of $0.01 per share for the comparable six-month period.

"We are disappointed with our consolidated second quarter results; however, we remain pleased with the operating results generated by our Canadian LTL and Supply Chain operations. Both management groups are focused on expanding their businesses for the balance of 2012. We opened an additional SCO facility in Kansas City, Kansas on July 1 which will begin contributing in the third quarter," stated Vitran President and Chief Executive Officer Rick Gaetz.

"Our U.S. LTL operation continues to be our main challenge, priority and opportunity. Although U.S. LTL operating results in the second quarter improved approximately 10% from the 2012 first quarter, the improvement was much less than we anticipated. The delay in real recovery can be attributed to operating personnel turnover during the quarter as we continue to aggressively upgrade the talent on Chris's team. This will help accelerate our recovery in the back half of 2012 and more importantly into 2013."

"During the quarter there were many pieces put in place to build a solid foundation for the future. These include the reintroduction of our freight costing model, the expansion of our shipment reweigh technology, the rollout of our in-cab handheld tablet technology, the rollout of our new dispatch system, the rollout of our new linehaul planning technology and finally and perhaps most importantly, the implementation of our new linehaul and operating plan on July 9, 2012."

"Chris Keylon and his team have upgraded the talent and improved the culture of the organization as we lay the building blocks for 2013. We have much work ahead of us but we will expect to see progress in the back half of 2012," concluded Mr. Gaetz.

Segmented Results

The LTL (less-than-truckload) segment posted revenue improvement of 3.0% to $183.8 million for the second quarter of 2012 compared to revenue of $178.4 million in the second quarter of 2011.   Loss from operations for the 2012 second quarter was $3.3 million, compared to loss from operations of $1.2 million in the comparable period a year ago. In the comparable second quarters, shipments and tonnage improved 3.7% and 1.4% respectively in the LTL segment.

The Supply Chain Operation recorded revenue of $29.3 million, compared to $30.5 million in the second quarter of 2011. Income from operations increased $0.1 million to $2.4 million and an OR of 91.9% in the second quarter of 2012 compared to income from operations of $2.3 million and OR of 92.3% in the second quarter of 2011.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	June 30, 2012	Dec 31, 2011
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$ 1,311	$ 1,204
Accounts receivable	90,709	83,479
Inventory, deposits and prepaid expenses	11,614	11,872
Deferred income taxes	172	175
	103,806	96,730

Property and equipment	129,967	125,219
Intangible assets	4,575	5,805
Goodwill	14,307	14,314
	$ 252,655	$ 242,068
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 87,597	$ 80,818
Income and other taxes payable	662	1,266
Current liabilities of discontinued operations	--	61
Current portion of long-term debt	6,225	6,817
	94,484	88,962

Long-term debt	81,799	67,072
Deferred income taxes	1,047	1,061

Shareholders' equity:
Common shares	99,954	99,746
Additional paid-in capital	5,504	5,334
Accumulated deficit	(34,893)	(24,914)
Accumulated other comprehensive income	4,760	4,807
	75,325	84,973
	$ 252,655	$ 242,068

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income (Loss)
(Unaudited)
(in thousands of United States dollars except for per share amounts, US GAAP)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$ 213,097	$ 208,881	$ 420,845	$ 394,269
Operating expenses	211,197	205,082	419,038	384,606
Depreciation and amortization expense	4,084	4,040	8,159	8,397
	215,281	209,122	427,197	393,003

Income (loss) from operations before undernoted	(2,184)	(241)	(6,352)	1,266

Interest expense, net	1,330	1,311	2,641	2,653

Loss from operations before income taxes	(3,514)	(1,552)	(8,993)	(1,387)

Income tax expense	649	745	986	1,134

Net loss	(4,163)	(2,297)	(9,979)	(2,521)

Basic and Diluted loss per share	$ (0.25)	$ (0.14)	$ (0.61)	$ (0.15)

Weighted average number of shares:
Basic	16,399,241	16,330,041	16,383,175	16,322,748
Diluted	16,399,241	16,330,041	16,383,175	16,322,748

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash provided by (used in):

Operations:
Net loss	$ (4,163)	$ (2,297)	$ (9,979)	$ (2,521)
Items not involving cash from operations:
Depreciation and amortization expense	4,084	4,040	8,159	8,397
Deferred income taxes	17	64	(8)	59
Share-based compensation expense	100	119	227	261
Gain on sale of property and equipment	(126)	(67)	(50)	(105)
Change in non-cash working capital components	3,817	2,270	(797)	(3,704)
Continuing operations	3,729	4,129	(2,448)	2,387
Discontinued operations	(30)	(1,342)	(61)	(526)
	3,699	2,787	(2,509)	1,861
Investments:
Purchase of property and equipment	(5,761)	(4,268)	(7,543)	(6,608)
Proceeds on sale of property and equipment	1,026	265	1,567	329
Acquisition of business assets	--	--	--	(1,737)
	(4,735)	(4,003)	(5,976)	(8,016)
Financing:
Change in revolving credit facility and bank overdraft	1,440	5,438	10,980	14,615
Repayment of long-term debt	(489)	(3,000)	(733)	(6,000)
Repayment of capital leases	(846)	(939)	(1,787)	(1,910)
Issue of Common Shares upon exercise of stock options	--	--	151	80
	105	1,499	8,611	6,785

Effect of foreign exchange translation on cash	65	(283)	(19)	(630)

Increase (decrease) in cash and cash equivalents	(866)	--	107	--
Cash and cash equivalents, beginning of period	2,177	--	1,204	--
Cash and cash equivalents, end of period	$ 1,311	$ --	$1,311	$ --

Change in non-cash working capital components:
Accounts receivable	$ 649	$ (5,057)	$ (7,230)	$ (21,872)
Inventory, deposits and prepaid expenses	1,706	1,791	258	(100)
Income and other taxes payable	493	659	(604)	365
Accounts payable and accrued liabilities	969	4,877	6,779	17,903
	$ 3,817	$ 2,270	$ (797)	$ (3,704)

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended June 30, 2012				For the quarter ended June 30, 2011
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 183,789	$ (3,307)	101.8	LTL	$ 178,362	$ (1,182)	100.7
SCO	$ 29,308	$ 2,371	91.9	SCO	$ 30,519	$ 2,337	92.3

For the six months ended June 30, 2012				For the six months ended June 30, 2011
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 362,376	$ (8,142)	102.2	LTL	$ 337,351	$ (256)	100.1
SCO	$ 58,469	$ 4,469	92.4	SCO	$ 56,918	$ 4,427	92.2

LTL SEGMENT – Statistical Information
(Unaudited)

For the quarter ended June 30, 2012

($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 183,789	* 4.5%
No. of Shipments	1,155,476	3.7%
Weight (000's lbs)	1,707,367	1.4%
Revenue per shipment	$ 159.06	* 0.8%
Revenue per CWT	$ 10.76	* 3.1%

For the six months ended June 30, 2012

($U.S.)	LTL Division	Y. over Y. % Change
Revenue (000's)	$ 362,376	* 8.5%
No. of Shipments	2,281,627	7.3%
Weight (000's lbs)	3,360,058	4.6%
Revenue per shipment	$ 158.82	* 1.1%
Revenue per CWT	$ 10.78	* 3.7%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period
Non-GAAP Measures

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net loss	$ (4,163)	$ (2,297)	$ (9,979)	$ (2,521)
Tax recovery from US operations	1,897	1,795	4,046	2,387

Adjusted net loss	(2,266)	(502)	(5,933)	(134)

Weighted average shares outstanding:
Basic	16,399,241	16,330,041	16,383,175	16,322,748
Diluted	16,399,241	16,330,041	16,383,175	16,322,748

Adjusted basic and diluted loss per share	(0.14)	(0.03)	(0.36)	(0.01)
CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664